EXHIBIT 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2007

SAN FRANCISCO, July 25, 2007 (PRIME NEWSWIRE) -- CAI International, Inc. (CAI) (NYSE:CAP) reported that net income in the second quarter of 2007 increased $0.5 million, or 13.3%, to $4.1 million, compared with net income of $3.6 million in the second quarter of 2006. CAI's basic earnings per share in the second quarter of 2007 increased 52.6% to $0.29 with 14.0 million average shares outstanding, compared with basic earnings per share of $0.19 with 21.2 million average shares outstanding in the second quarter of 2006. Fully diluted earnings per share in the second quarter of 2007 increased 35.3% to $0.23 with 17.1 million average shares outstanding, compared to fully diluted earnings per share of $0.17 with 21.7 million average shares outstanding in the second quarter of 2006.

In the second quarter of 2007, CAI's revenue was $14.0 million, unchanged from the total revenue reported in the second quarter of 2006. Container rental revenue increased $0.8 million, or 9.7%, to $8.3 million from $7.5 million in the second quarter of 2006. Management fee revenue increased $0.5 million, or 16.3%, to $3.4 million from $2.9 million in the second quarter of 2006. The increase in container rental and management fee revenue was offset by a decline in gain on sale of container portfolios of $1.1 million, or 34.3%, to $2.1 million from $3.2 million in the second quarter of 2006. Finance lease income in the second quarter of 2007 was $0.3 million, unchanged from finance lease income reported in the second quarter of 2006.

CAI's operating income in the second quarter of 2007 was $8.5 million, an increase of $1.6 million, or 22.9%, from $6.9 million during the second quarter of 2006. Operating income for the second quarter of 2007, compared to the second quarter of 2006, was impacted by a $1.4 million decline in depreciation expense during the quarter, a $0.8 million increase in the gain on disposition of used equipment, and a $0.7 million gain on settlement of lease obligation. During the second quarter of 2007, marketing, general, and administrative expenses increased by $1.2 million, or 43.5%, to $3.9 million as a result of increased cash and stock-based incentive compensation expenses.

Comments from the CEO

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, "The second quarter of 2007 was an historic quarter for CAI. During the quarter we successfully completed our initial public offering and used the proceeds to reduce our outstanding debt. Our balance sheet is now significantly less leveraged and will enable us to better seek growth opportunities."

"We were able to complete our public equity offering while maintaining our focus on operations. During the second quarter, the seasonal increase in lease outs of new containers were approximately a month delayed from our expectations. Despite the delay, we increased the number of TEU factory lease outs by 60% compared to the factory lease outs during the second quarter of 2006. The average utilization of our operating fleet for the second quarter of 2007, net of units held at the manufacturer pending initial lease out, was 93.7%, compared to 89.4% during the second quarter of 2006. Secondary sales activity of containers also has remained very strong. We expect utilization and the value of used containers to remain strong during the second half of the year. Overall, we expect demand for new containers in 2007 to be strong. However, rates on new leases remained subject to strong competitive pressure during the quarter and we expect this competitive environment to persist for the rest of the year."

CAI's conference call to discuss financial results for the second quarter of 2007 will be held on Thursday, July 26, 2007 at 2:00 p.m. EDT. The dial-in number for the teleconference is 1-800-310-7032; outside U.S., call 1-719-457-2694. The call may be accessed live over the internet (listen only) under the "Investors" tab of CAI's website, www.caiintl.com, by selecting "Q2 2007 Earnings Conference Call." A webcast replay will be available for 90 days on the Investors section of our website.

About CAI International, Inc.

CAI is one of the world's leading managers and lessors of intermodal freight containers. As of June 30, 2007, the company operated a worldwide fleet of 689,000 TEU of containers through 10 offices located in 8 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

                       CAI International, Inc.
                   Consolidated Statements of Income
                 (in thousands, except per share data)
                              (UNAUDITED)

                        Successor  Predecessor  Successor  Predecessor
                        ----------------------  ----------------------
                             Three Months            Six Months
                             Ended June 30,        Ended June 30,
                        ----------------------  ----------------------
                          2007         2006       2007         2006
                        ----------------------  ----------------------
 Revenue:
  Container
   rental
   revenue              $ 8,280      $ 7,549     $16,160      $15,611
  Management fee
   revenue                3,368        2,896       6,787        5,470
  Gain on sale
   of container
   portfolios             2,096        3,188       4,991        5,120
  Finance lease
   income                   290          320         609          627
                        -------      -------     -------      -------
    Total revenue        14,034       13,953      28,547       26,828
                        -------      -------     -------      -------

 Operating expenses:
  Depreciation of
   container
   rental
   equipment              1,761        3,128       3,451        6,495
  Amortization of
   intangible
   assets                   309          --          617          --
  Impairment of
   container rental
   equipment                105            4         224          241
  Gain on
   disposition of
   used container
   equipment             (1,043)        (238)     (2,048)        (385)
  Gain on
   settlement of
   lease
   obligation              (694)         --         (694)         --
  Equipment rental
   expense                  423          396         818          792
  Storage,
   handling and
   other expenses           719          988       1,390        1,655
  Marketing,
   general and
   administrative
   expense                3,947        2,750       7,249        6,099
                        -------      -------     -------      -------
    Total operating
     expenses             5,527        7,028      11,007       14,897
                        -------      -------     -------      -------

 Operating income         8,507        6,925      17,540       11,931

  Interest expense        2,688        1,253       5,927        2,858
  Gain on
   extinguishment
   of debt                 (681)         --         (681)         --
  Interest income           (11)         (10)        (20)         (19)
                        -------      -------     -------      -------
  Net interest
   expense                1,996        1,243       5,226        2,839
                        -------      -------     -------      -------

  Income before
   income taxes           6,511        5,682      12,314        9,092

 Income tax
  expense                 2,400        2,051       4,591        3,282
                        -------      -------     -------      -------

 Net income               4,111        3,631       7,723        5,810

 (Accretion)/
  decretion of
  preferred stock            (5)         488      (5,577)         976
                        -------      -------     -------      -------
 Net income
  available to
  common
  shareholders          $ 4,106      $ 4,119     $ 2,146      $ 6,786
                        =======      =======     =======      =======

 Net income per share:
    Basic               $  0.29      $  0.19     $  0.17      $  0.32
    Diluted             $  0.23      $  0.17     $  0.17      $  0.27

 Weighted average shares
  outstanding:
    Basic                13,954       21,168      12,278       21,168
    Diluted              17,136       21,735      12,278       21,764

                              CAI International, Inc.
                            Consolidated Balance Sheet
                   (In thousands, except share information)
                                  (UNAUDITED)

                                                June 30,  December 31,
 ASSETS                                           2007        2006
                                               ---------   ---------
 Cash                                          $   9,536   $  20,359
 Accounts receivable (owned fleet), net of
  allowance for doubtful accounts of $851 and
  $1,045 at June 30, 2007 and December 31,
  2006, respectively                               9,245       7,731
 Accounts receivable (managed fleet)              24,588      24,061
 Related party receivables                           --          128
 Current portion of direct finance leases          3,375       2,248
 Deposits, prepayments and other assets            3,763       4,077
 Deferred tax assets                                 963         915
   Total current assets                           51,470      59,519
 Container rental equipment, net of
  accumulated depreciation of $89,636 and
  $93,633 at June 30, 2007 and December 31,
  2006, respectively                             180,927     161,353
 Net investment in direct finance leases           4,030       4,329
 Furniture, fixtures and equipment, net of
  accumulated depreciation of $323 and
  $290 at June 30, 2007 and December 31,
  2006, respectively                                 459         459
 Intangible assets, net of accumulated
  amortization of $925 and $307 at June 30,
  2007 and December 31, 2006, respectively         6,584       7,093
 Goodwill                                         50,247      50,247
                                               ---------   ---------
   Total assets                                $ 293,717   $ 283,000

 LIABILITIES, REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' EQUITY

 Accounts payable                              $   3,986   $   3,585
 Accrued expenses and other current
  liabilities                                      4,346      15,276
 Due to container investors                       21,154      21,650
 Unearned revenue                                    782         740
 Current portion of long-term debt                    --       5,000
 Current portion of capital lease obligation         207         525
 Rental equipment payable                         26,679      30,788
   Total current liabilities                      57,154      77,564
 Revolving credit facility                        93,090      97,000
 Term loan                                            --      13,750
 Subordinated convertible note payable                --      37,500
 Deferred income tax liability                    24,413      24,500
 Capital lease obligation                             --          31
                                               ---------   ---------

   Total liabilities                             174,657     250,345

 Cumulative redeemable convertible preferred
  stock:
  Series A 10.5% cumulative redeemable
   convertible preferred stock, no par value
   Aggregate liquidation value of zero at
   June 30, 2007 and $1,531 at December 31,
   2006. Authorized 1,113,840 shares; issued
   and outstanding, zero at June 30, 2007 and
   724,920 shares at December 31, 2006                --       6,072
 Note receivable on preferred stock                   --      (1,172)
                                               ---------   ---------
   Total cumulative redeemable convertible
    preferred stock:                                  --       4,900
                                               ---------   ---------

 Stockholders' equity:
 Common stock, no par value; authorized
  84,000,000 shares; issued and outstanding,
  10,584,000 shares at December 31, 2006              --       1,260
 Common stock, par value $.0001 per share;
  authorized 84,000,000 shares; issued and
  outstanding, 17,108,920 shares at June
  30, 2007                                             2          --
 Additional paid-in capital                       90,410          --
 Accumulated other comprehensive income              102          95
 Retained earnings                                28,546      26,400
   Total stockholders' equity                    119,060      27,755
                                               ---------   ---------
 Total liabilities and stockholders' equity    $ 293,717   $ 283,000
                                               =========   =========

                                               As of December 31,
                                             -------------------------
                                     As of
                                    June 30,
                                      2007     2006     2005     2004
                                    -------  -------  -------  -------

 Selected Operating Data:                          (unaudited)

 Managed fleet in TEUs              514,120  483,333  456,076  416,254
 Owned fleet in TEUs                175,325  185,645  141,653  171,790
                                    -------  -------  -------  -------
    Total                           689,445  668,978  597,729  588,044
                                    =======  =======  =======  =======

 Percentage of on-lease
  fleet on long-term leases            70.7%    65.3%    64.7%    57.7%

 Percentage of on-lease
  fleet on short-term leases           27.5     32.8     33.5     41.2

 Percentage of on-lease
  fleet on finance leases               1.8      1.9      1.8      1.1
                                    -------  -------  -------  -------

    Total                             100.0%   100.0%   100.0%   100.0%
                                    =======  =======  =======  =======

                                              Year Ended December 31,
                                            --------------------------

                                     Three
                                    Months
                                     Ended
                                    June 30,
                                     2007     2006     2005     2004
                                    -------  -------  -------  -------
                                               (unaudited)

 Average leased fleet
  utilization rate
  for the period                       93.7%    90.6%    90.7%    89.8%

CONTACT:  CAI International, Inc.
          Victor Garcia, Chief Financial Officer
          (415) 788-0100
          vgarcia@capps.com